Exhibit 99.1

CONTACTS
Diane Pelkey
Under Armour, Inc.
410.246.5927
dpelkey@underarmour.com

Tai Foster
Under Armour, Inc.
443.691.2633
tfoster@underarmour.com

Investors:
Tom Shaw, CFA
Under Armour, Inc.
410.843.7676
tshaw@underarmour.com
FOR IMMEDIATE RELEASE

UNDER ARMOUR TO ACQUIRE MAPMYFITNESS, ONE OF THE WORLD’S LARGEST OPEN FITNESS TRACKING PLATFORMS

Reaching over 20 million registered users, MapMyFitness is an open platform, seamlessly integrating with more than 400 fitness tracking devices, sensors and wearables

Brand’s acquisition accelerates its capabilities in the digital and personalized training space and advances its vision to create the ultimate digital community for all athletes

Baltimore, MD (November 14, 2013) - Today, Under Armour (NYSE:UA), the leading sports performance and innovation brand, announced the acquisition of MapMyFitness, the fitness technology company powering one of the world’s largest digital fitness communities.

With this acquisition, Under Armour will be uniquely positioned at the forefront of sports and technology and will continue to deliver game-changing solutions to how athletes train and perform. As part of the collaboration, Under Armour will add depth to its digital capability, offering athletes an elevated training experience through new digital products and platforms.

MapMyFitness has one of the largest connected fitness communities in the world and offers a diverse suite of websites and mobile applications under its flagship brands, MapMyRun and MapMyRide. Utilizing GPS and other advanced technologies, MapMyFitness provides users with the ability to map, record and share their workouts.

“This partnership is about Under Armour enhancing our digital expertise to drive the future of performance innovation for the global athlete community,” said Kevin Plank, Founder and CEO of Under Armour. “We will build on the community of over 20 million registered users that MapMyFitness has cultivated in the connected fitness space, and together we will serve as a destination for the measurement and analytics needs of all athletes. Innovation has always been at the core of our company, and now we are better positioned to design open, digital products for the athlete of tomorrow and become more proactive in providing solutions that will help people across the world lead healthier lifestyles.”

Robin Thurston, MapMyFitness Co-Founder and CEO said, “MapMyFitness has engaged and built a global community, making advanced training tools more accessible through our web and mobile platforms. The combination of Under Armour’s powerful commitment to athletes and innovation and our connected fitness technology allows us to better serve the needs of athletes around the world.”

As a wholly-owned subsidiary of Under Armour, MapMyFitness will continue to operate out of its headquarters in Austin, Texas.

Under Armour intends to initially finance the $150 million acquisition of MapMyFitness with borrowings under its existing revolving credit facility, cash on hand or a combination thereof, while it evaluates longer-term funding options for the transaction. The deal is expected to close by the end of 2013 and the Company’s previously provided 2013 guidance and preliminary 2014 outlook remain unchanged.

Under Armour was advised by the investment banking advisory firm, Peter J. Solomon Company and the law firm King & Spalding LLP. MapMyFitness was advised by the investment firm, Allen & Company and the law firm Wilson Sonsini Goodrich Rosati, Professional Corporation.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and accessories, revolutionized how athletes across the world dress. Designed to make all athletes better the brand’s innovative products are sold worldwide to athletes at levels. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

About MapMyFitness
MapMyFitness is the leader in Connected Fitness - building the world’s largest digital fitness community by providing interactive tools to make fitness social, simple and rewarding. The flagship consumer brands - MapMyRun, MapMyRide, and MapMyWalk - are among the most popular apps on iOS and Android and the cloud-based platform has been supporting millions of users since it launched in 2007. MapMyFitness is an open platform, seamlessly integrating with more than 400 fitness tracking devices, sensors and wearables. Headquartered in Austin, Texas, MapMyFitness has over 100 employees and offers integrated marketing and advertising solutions, premium consumer subscription products, and a SaaS platform that helps partners of any size tap into advanced fitness tracking technology, workout database, nutritional data, calorie calculators, and 160+ million of the best running, cycling and walking routes around the world.